EXHIBIT 3.1
CERTIFICATE OF FORMATION
OF
SECURED PRINCIPAL, LLC
     This Certificate of Formation of Secured Principal, LLC (the “LLC”), dated as of April 2, 2008, is being duly executed and filed by Laura Leszt, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).
     FIRST. The name of the limited liability company formed hereby is Secured Principal, LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is 40 E. Division Street, Suite A, Dover, Delaware 19901.
     THIRD. The name and address of the registered agent for service of process for the LLC in the State of Delaware is Paracorp Incorporated, 40 E. Division Street, Suite A, Dover, Delaware 19901.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 2nd day of April 2008.

/s/ Laura Leszt
Laura Leszt,
Authorized Person